EXHIBIT 99.1

FULL SPECTRUM CAPITAL, LLC

SENIOR SECURED BRIDGE LOAN TERM SHEET

Loan Source:	FULL SPECTRUM CAPITAL, LLC (the “LLC”) – a Washington state LLC that will be formed upon agreement in principle of terms and signed letter of intent.

Issuer:	Vu1 Corporation (the “Company”).

General Terms:	An agreement shall be written by the LLC for the transferable right to provide up to $22,000,000 of debt financing for operations, structured as two loans to the Company.

Securities:
First Loan: The LLC shall loan up to $7,000,000 ($3,000,000 minimum) as a Senior Secured Bridge Loan (the “1st Loan”). The LLC shall be given Detachable Warrants (the “Warrants”) equivalent to 50% warrant coverage with an exercise price of $0.75 per share upon closing.  The number of warrant shares will be calculated as (i) the principal amount of the 1st Loan, (ii) divided by 2, (iii) divided by 0.40.  The LLC shall have the right to convert all or any portion of the loan amount into common stock at $0.40 per share at any time and in multiple stages prior to the repayment of the loan. Any unpaid accrued interest can be converted on the same terms with the approval of both parties.

Second Loan: The LLC shall have the transferable and assignable right to loan an additional up to $15,000,000 ($5M minimum) as a Senior Secured Bridge Loan (the “2nd Loan”) with Detachable Warrants (the “Warrants”) equivalent to 50% warrant coverage with an exercise price of $1.50 per share upon closing.  This right is conditioned on minimum 1st Loan proceeds of $3,000,000. The number of warrant shares will be calculated as (i) the principal amount of the 2nd Loan, (ii) divided by 2, (iii) divided by 1.00.  The LLC shall have the right to convert all or any portion of the loan amount into common stock at $1.00 per share at any time and in multiple stages prior to the repayment of the loan. Any unpaid accrued interest can be converted on the same terms with the approval of both parties. See Schedule A below for the timing of performance and the expiration of this right.

Right of First Refusal:
The Company shall have the right to continue to seek debt or equity financing from third parties.  If at any time after the 2nd Loan Notice Date (as set forth in Schedule A below) and prior to the Closing Date of the 2nd Loan, the Company desires to accept financing from a third party, it shall notify the LLC and the LLC shall have the right to make a loan to the Company in the amount of such proposed third-party financing commitment, but otherwise on the terms stated herein, and the LLC shall have 45 days from the date of such notice to make such loan.  In the event that the LLC does not make the loan to the Company within such 45 day period, the Company shall have the right to proceed with the third party for such financing.  This right of first refusal shall automatically terminate in the event that either (a) the LLC does not fund a minimum of $3,000,000 in the 1st Loan by August 31, 2009, (b) the LLC does not provide notice to the Company of its commitment to fund a minimum of $5,000,000 in the 2nd Loan by the 2nd Loan Notice Date or (c) the LLC does not fund a minimum of $5,000,000 in the 2nd Loan.

Warrants:
In connection with the issuance of the Loans, the Company shall issue to the LLC on the respective closing dates Warrants to purchase common stock of the Company equivalent to 50% warrant coverage.  The Company and the LLC shall enter into a warrant purchase agreement having customary terms for such warrant issuance.  The Warrants shall have a term of 3 years from the Closing Date, with an exercise price of $0.75 per share for the 1st Loan and $1.50 for the 2nd Loan. These warrants shall be fully transferable, to the extent allowed by law, to persons or entities within the LLC or other entity the LLC shall designate and the Company agrees to promptly and fully cooperate and at it’s own expense with any such request of the LLC.

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Common Stock
Upon the LLC funding a minimum of $3,000,000 in the 1st Loan, the Company will prepare a registration statement for filing with the SEC to register the shares of common stock issuable upon conversion of the notes and warrants.

Maturity Date:
The 1st Loan shall mature on the earlier of (i) the closing of an equity financing having gross proceeds of not less than $25,000,000 (a “Qualifying Financing”) or (ii) 18 months following the Closing Date of the 1st Loan.

The 2nd Loan shall mature on the earlier of (i) the closing of an equity financing having gross proceeds of not less than $50,000,000 (a “Qualifying Financing”) or (ii) 24 months following the Closing Date of the 2nd Loan.

Closing Date:
1st Loan – As soon as practicable an initial amount of $500,000 shall be transferred to the Company. Thereafter, the LLC has right to provide funds in amounts of $250,0000 or greater prior to final Closing Date  A minimum of $3,000,000 will be provided by August 31, 2009.  See Schedule A below for Closing Dates.  The final total 1st Loan amount to be determined at the sole discretion of the LLC.

2nd Loan – see Schedule A below.

All closing dates can be extended for up to 90 days upon mutual agreement by both parties. The “Closing Date” shall then become the last day of the final extension.

Interest Rate:	The 1st Loan will bear interest at a rate of 18.0% per annum, payable quarterly in arrears. The 2nd Loan will bear interest at a rate of 15.0% per annum, payable quarterly in arrears.

Interest Deposit:
Upon each funding of the Loan, the LLC will retain an amount equal to one quarterly payment of interest on such loaned amount (the “Deposit”), to be applied by the LLC (a) to the final quarterly interest payment on the Loan, (b) to the interest payable upon prepayment of the Loan by the Company, or (c) upon an Event of Default, as a payment on any accrued and unpaid interest or as a reduction in principal.  Upon full or partial conversion of any Loan principal into common stock, the amount of the Deposit associated with the converted principal shall automatically be applied (i) as payment on any accrued and unpaid interest outstanding on the converted Loan, and (ii) thereafter, any remaining unapplied amount of the Deposit shall be paid by the LLC to the Company.

Use of Proceeds:	For working capital and for general corporate purposes.

The Lenders:	The LLC shall warrant that only accredited investors shall be members of the LLC.

Security:	The Loan shall be secured by a pledge of all tangible, intangible and intellectual property assets of the Company.

Assignment & Transferability
All rights of the LLC associated with the loans; all loan obligations by the Company to the LLC; as well as all stock and warrants and rights thereof shall be fully assignable and transferable by the LLC to the extent allowed by law. The Company agrees to fully cooperate, at Company expense, with any and all transfers and assignments.

Notification
Language shall be included in the loan documentation that requires the Company to provide the LLC sufficient advance notice if the Company is contemplating Filing of Bankruptcy, Change of Control, becomes involved in Litigation or other such significant event.

Optional Prepayment
The Company may prepay the Loan at any time prior to the Maturity Date by repaying the full loan amount plus an amount equal to the interest that would have accrued on such loan amount from the prepayment date through the Maturity Date but that has not yet been paid to or retained by the LLC.

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Automatic Conversion:
There shall be no automatic conversion right by the Company. All conversion rights shall be at the sole discretion of the LLC and conversion can be executed in whole or in part with the company bearing all costs of conversion.

Change of Control:
In the event that one person or a group of related persons acquires more than 50% of the voting stock of the Company (other than the current principal shareholders or the Company’s current senior management or trusts created for the benefit of the families of either the principal shareholders or the current senior management), a Change of Control will have been deemed to have occurred. In the event of a Change of Control, the LLC shall have the right, but not the obligation, to require the Company to repurchase all or any part of each holder’s Loan at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest remaining from one year after Closing Date, if any, to the date of purchase.

Documentation:
The Loan shall be made pursuant to a loan agreement (the “Agreement”), which will contain standard representations and warranties and other provisions typically found in agreements evidencing debt similar to the Loan.

Events of Default:
The following shall constitute Events of Default under the Agreement:

i.     Failure to pay any required principal repayment on the Loan when due or failure to pay any cash interest (if applicable) on the Loan within 10 days of the date upon which such interest is due;

ii.    Failure to pay, or any default in the payment of, any principal of or any interest on any debt for money borrowed (other than the Loan, which is covered by (i) above) of the Company, which remains uncured for a period of 30 days.

iii.   Any material breach of representations and warranties made by the Company,  which remains uncured for a period of 30 days after notice by the LLC;

iv.   Bankruptcy or insolvency of the Company; and

v.    And final judgment, writ or warrant of attachment in an amount greater than $1,000,000 filed against the Company or its assets which remains unbonded, uninsured or unstayed for 120 days.

LLC has yet to thoroughly go through this so expect we might need to adjust some things

Default on loan repayment
During the occurrence of an Event of Default on the 1st Loan, such loan shall bear interest at a default rate of interest of 24%.  During the occurrence of an Event of Default on the 2nd Loan, such loan shall bear interest at a default rate of interest of 18%.

Other Costs:	The Company agrees to reimburse the LLC for transaction related costs as follows: 1st Loan = $30,000 2nd Loan = $50,000 This reimbursement shall be deducted from the initial loan amount.

Governing Law:	State of Washington.

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This Term Sheet is not intended and will not be deemed to be a legally binding agreement between the parties.  The rights and obligations of the parties will be subject to negotiation and execution of the Agreement and other related documents between the parties.

FULL SPECTRUM CAPITAL, LLC,		VU1 CORPORATION,
a Washington LLC		a California corporation

By:	/s/ Richard Sellers	By:	/s/ Richard Herring
Name:	Richard Sellers	Name:	Richard Herring
Title:	Incorporating Member	Title:	Chief Technology Officer
Dated June 5, 2009		Dated June 5, 2009

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SCHEDULE A

– 1st Loan Closing Date and 2nd Loan Notice Date & Closing Date

Total 1st Loan Amount to Company *		1st Loan Closing Date * (Min $3M or Right to Fund 2nd Loan Expires	2ND Loan Notice Date * LLC Commitment to Fund Date (Notice can be given sooner by LLC) (Min $5M or Right of First Refusal Expires)	2ND Loan * Initial Fund by Date (Min $5M or Right of First Refusal Expires and Company has right to refuse additional funds)	2ND Loan Closing Date *
1st Loan (A)	Up to $3M	*Aug 31, 09	*Oct 15, 09	*Nov 30 , 09	*Jan 31, 10
1st Loan (B)	$3M - $4.9M	*Aug 31, 09	*Nov 15, 09	*Dec 31, 09	*Feb 28, 10
1st Loan (C)	$5M - $5.9M	*Oct 30, 09	* Dec 15, 09	*Jan 31, 10	*March 31, 10
1st Loan (D)	$6M - $7M	*Oct 30, 09	* Jan 15, 10	*Feb 28, 10	*April 31, 10
* = Unless changed or extended by mutual agreement

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